EXHIBIT 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	brian.ritchie@fd.com
jbrooks@senesco.com	212-850-5600
(732) 296-8400

Senesco Technologies Reports Fiscal Year 2008 Financial Results

NEW BRUNSWICK, N.J. (September 29, 2008) - Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX:SNT) today reported financial results for the fiscal year ended June 30, 2008 (“Fiscal 2008”).

Net loss for Fiscal 2008 was $4.6 million, or $0.26 per share, compared with a net loss of $3.3 million, or $0.19 per share, for the fiscal year ended June 30, 2007 (“Fiscal 2007”).  This increase in net loss was primarily the result of an increase of $1.1 million in non-cash expenses associated with the outstanding convertible notes that were issued during Fiscal 2008 and an increase in operating expenses, which were slightly offset by an increase in revenues.

Fiscal 2008 and Recent Highlights

•                  Senesco achieved all necessary milestones related to its private placements with YA Global Investments, LP and Stanford Venture Capital Holdings, Inc., and therefore received the $10 million gross proceeds under the terms of the securities purchase agreements.

•                  Senesco announced positive results of preclinical animal studies focused on multiple myeloma.  In the most recent studies undertaken, the Company used a combination therapy of its siRNA against Factor 5A as well as a plasmid of the Factor 5A gene encapsulated in a nanoparticle.  Whether the combination therapy was injected intratumorally or systemically, human multiple myeloma tumors grown subcutaneously in the flanks of immunodeficient mice were reduced by approximately 95% versus tumors in untreated mice.  Additionally, groups of treated mice were studied for up to three weeks after the last therapeutic injection and in mice whose tumors had regressed, the tumors did not regenerate.

•                  The Company entered into its second and third license agreements with Bayer CropScience AG for the development and commercialization of cotton and rice, respectively, based on Senesco’s proprietary gene technology.

•                  Bayer CropScience successfully completed the first R&D milestone related to their use of Senesco’s technology in Brassica oilseeds.

•                  Senesco entered into a license agreement with Monsanto for the development and commercialization of corn and soy utilizing Senesco’s proprietary gene technology.

Bruce Galton, President and Chief Executive Officer of the Company, said, “Our multiple myeloma pre-clinical program continues to move forward.  We have seen some promising preclinical results this past fiscal year, and look forward to performing our planned multiple myeloma toxicology studies shortly.  Subsequently, we will prepare and file our IND, which we anticipate will be within the next 12 months.  Additionally, our technology is currently being used to potentially enhance the viability of major food and non-food crops.  We believe we have a balanced business model and head into Fiscal 2009 with enthusiasm.”

Revenue of $456,667 for Fiscal 2008 consisted of initial fees and milestone payments related to Senesco’s agricultural development and license agreements.  During Fiscal June 30, 2007, the Company reported revenue in the amount of $300,000.  Such revenue consisted of initial fees, milestone payments and the amortized portion of previous milestone payments in connection with certain agricultural license agreements.

Research and development expenses during Fiscal 2008 were $1.8 million, compared with $1.2 million during Fiscal 2007, an increase of 46%.  This increase resulted primarily from the expansion of Senesco’s human health programs, including the Company’s cancer research program, and an unfavorable exchange rate variance in connection with Senesco’s research agreement with the University of Waterloo.  The Company expects research and development expenses to continue to increase as it expands its research activities, particularly in the area of human health.

General and administrative expenses were $2.3 million during Fiscal 2008, compared with $2.4 million during Fiscal 2007, a decrease of 5%.  This slight decrease was primarily due to a $161,000 decrease in stock-based compensation and a $69,000 decrease in depreciation and amortization This was partially offset by increases in payroll and benefits, investor relations costs and professional fees.

At June 30, 2008, Senesco had cash, cash equivalents and investments of $6.2 million and working capital of $5.7 million.  Senesco expects to be able to operate according to the Company’s current business plan for 13 months as of June 30, 2008.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC").  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

	June 30,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$5,676,985	$408,061
Short-term investments	500,000	250,000
Prepaid expenses and other current assets	180,556	104,526
Total current assets	6,357,541	762,587
Property and Equipment, net	5,459	7,526
Intangibles, net	3,213,543	2,544,447
Deferred Financing Costs, net of amortization of $168,706	1,059,230	—
Deferred Income Tax Asset, net of valuation allowance of $9,152,000 and $7,719,000, respectively	—	—
Security Deposit	7,187	7,187
Total Assets	$10,642,960	$3,321,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$370,167	$109,258
Accrued expenses	314,267	377,359
Deferred revenue	—	16,667
Total current liabilities	684,434	503,284
Convertible Notes Payable, net of discount of $9,499,943	57	—
Grant Payable	99,728	99,728
Other Liability	23,062	29,196
Total liabilities	807,281	632,208
Commitments
Stockholders’ Equity:
Preferred stock - $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock - $0.01 par value; authorized 100,000,000 and 60,000,000 shares, respectively, issued and outstanding 18,375,117 and 17,473,694, respectively	183,751	174,737
Capital in excess of par	39,874,958	28,136,342
Deficit accumulated during the development stage	(30,223,030)	(25,621,540)
Stockholders’ equity	9,835,679	2,689,539
Total Liabilities and Stockholders’ Equity	$10,642,960	$3,321,747

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended June 30,
	2008	2007	2006

Revenue	$456,667	$300,000	$66,666
Operating expenses:
General and administrative	2,291,263	2,412,679	1,919,740
Research and development	1,764,426	1,208,321	1,566,267
Total operating expenses	4,055,689	3,621,000	3,486,007
Loss from operations	(3,599,022)	(3,321,000)	(3,419,341)
Noncash income	—	—	—
Sale of state income tax loss - net	—	—	—
Amortization of debt discount and financing costs	(668,763)	—	—
Interest expense – convertible notes	(434,154)	—	—
Interest income - net	100,449	69,303	104,456
Net loss	$(4,601,490)	$(3,251,697)	$(3,314,885)
Basic and diluted net loss per common share	$(.26)	$(.19)	$(.21)
Basic and diluted weighted-average number of common shares outstanding	17,660,466	16,916,918	15,469,881